Exhibit 99

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic Canuso
January 26, 2017	(302) 571-6833 dcanuso@wsfsbank.com
Media Contact: Cortney Klein
(302) 571-5253 cklein@wsfsbank.com

WSFS REPORTS 4Q 2016 EPS OF $0.56, A 22% INCREASE OVER 4Q 2015, AND

2016 NET INCOME OF $64.1 MILLION, A 20% INCREASE OVER 2015;

NET REVENUE IMPROVES 14% OVER 4Q 2015 DRIVEN BY STRONG ORGANIC AND

ACQUISITION GROWTH IN LOANS, DEPOSITS, AND FEE INCOME

WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, reported net income of $18.1 million, or $0.56 per diluted common share for 4Q 2016 compared to net income of $14.0 million, or $0.46 per share for 4Q 2015 and net income of $12.7 million, or $0.41 per share for 3Q 2016.

Net income for the year ended December 31, 2016 was $64.1 million, or $2.06 per diluted common share, as compared to $53.5 million, or $1.85 per share for 2015.

Results for 4Q 2016 compared to 4Q 2015 reflect net revenues (net interest income plus noninterest income) of $80.5 million, an increase of $9.6 million or 14%, including net interest income of $52.9 million, an increase of $5.1 million or 11% and noninterest income of $27.6 million, an increase of $4.6 million or 20%; and noninterest expense of $48.2 million, an increase of $1.1 million or only 2%. This resulted in an efficiency ratio of 59.4% for 4Q 2016 compared to 65.9% for 4Q 2015.

Highlights for 4Q 2016:

•	Core net revenue(1) increased $9.6 million, or 14% from 4Q 2015, including a $5.1 million, or 11% increase in core net interest income(1) and a $4.5 million, or 20% increase in core fee income (noninterest income)(1), reflecting continued strong organic and acquisition growth.

(1)	Core net revenue, core net interest income and core fee income are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 18 and 19 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	2

•	Core noninterest expense(2) increased $5.6 million, or 14% from 4Q 2015 resulting in a core efficiency ratio(2) of 57.8%.

•	Commercial loans grew at a 7% annualized rate compared to 3Q 2016 and 19% compared to 4Q 2015, reflecting acquisition growth and continued progress in winning local market share.

•	WSFS successfully completed its combination with West Capital Management (“West Capital”) during the quarter.

Notable items in the quarter:

•	WSFS recorded $1.5 million (pre-tax) or $0.03 per share (after-tax) in expenses for corporate development activities during 4Q 2016, primarily related to the recent successful combinations with Penn Liberty Financial Corp (“Penn Liberty”), West Capital, and Powdermill Financial Solutions (“Powdermill”). WSFS recorded $5.5 million or $0.12 per share in corporate development costs in 4Q 2015, primarily due to our combination with Alliance Bancorp (“Alliance”).

•	WSFS realized $0.5 million, or $0.01 per share in net gains on sales of securities sales from its investment portfolio in both 4Q 2016 and 4Q 2015.

•	During the quarter, $4.0 million from one private banking credit exposure granted under a business development initiative was downgraded to non-performing status. $3.5 million of this exposure was unsecured, resulting in a $3.5 million charge-off and incremental loan loss provision, or a $0.07 per share negative impact. Additional information on this item is provided later in this release.

(2)	Core noninterest expenses and core efficiency ratio are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 18 and 19 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	3

CEO outlook and commentary

Mark A. Turner, President and CEO, said, “The fourth quarter of 2016 capped another year of continued successful growth of our franchise. This success included strong organic and acquisition related growth in loans, core deposits, net revenues, fee income, efficiency and profitability, all of which are in alignment with our strategic plan goals.

“2016 was highlighted by our combination with Penn Liberty Bank which helped increase our Southeastern Pennsylvania presence to 29 locations and continued our expansion into that highly desirable market. In addition, our combinations with Powdermill Financial Solutions and West Capital Management significantly bolster our wealth management capabilities and are consistent with our objectives to both improve fee income and become a premier, full-scope provider of wealth products and services that enable our Customers to meet their financial goals.

“The results of our 2016 Associate engagement survey conducted by the Gallup organization placed us among the top 3% of comparable companies world-wide. During the year, we also ranked #2 in The Wilmington News Journal’s ‘2016 Top Workplaces’ survey, continuing our string of very high ranking for the eleventh consecutive year; and we were named a top-ten ‘Top Work Place’ in the greater Philadelphia market by Philly.com. In addition, we were named the ‘Top Bank’ in Delaware for the sixth year in a row; and we were named the ‘Top Bank’ in Delaware County in Southeastern, PA for the first time in our relatively short history in that market.

“Our financial performance and our other accolades demonstrate our commitment to, and the success of our focused strategy of: ‘Engaged Associates delivering Stellar Experiences growing Customer Advocates and Value for our Owners’, and positions us very well for future success.”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	4

Fourth Quarter 2016 Discussion of Financial Results

Net interest income and margin reflects strong loan growth

Net interest income for 4Q 2016 was $53.0 million, an increase of $5.1 million, or 11% compared to 4Q 2015 due primarily to loan growth, both organic and acquisition-related. Net interest margin for 4Q 2016 was 3.90% compared to 4.14% for 4Q 2015. Adjusting 4Q 2015 for several nonrecurring items, the net interest margin would have been 3.91% then.

The 4Q 2016 net interest margin included approximately 8bps of purchase related accretion from our recent combinations with Penn Liberty and Alliance that was short-term and not expected to impact future periods. Conversely, the 4Q 2016 net interest margin reflects the short-term impact of an 8 bps decrease due to the $100.0 million senior notes issued in 2Q 2016, the impact of which will be substantially recovered as we plan to use part of the proceeds to pay off older higher cost debt in 3Q 2017.

Compared with 3Q 2016, net interest income increased by $3.9 million or 8% (not annualized), primarily as a result of strong organic and acquisition loan growth, including a full quarter’s impact of our combination with Penn Liberty.

Loan Portfolio growth driven by organic and acquisition increases

At December 31, 2016, WSFS’ net loan portfolio was $4.5 billion, an increase of $68.3 million, or 6% (annualized), compared to September 30, 2016. These results were highlighted by a $63.1 million, or 7% (annualized) growth in total commercial loans and a $12.2 million, or 11% (annualized) increase in consumer loans.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	5

Compared to 4Q 2015, net loans increased $705.7 million, or 19%. This increase includes the loans acquired from Penn Liberty and organic loan growth of $222.2 million, or 6%. The majority of this year-over-year organic growth was in C&I loans, which increased $184.9 million, or 10%, CRE loans, which increased $66.5 million, or 7% and consumer loans, which increased $37.3 million, or 10%. These increases were partially offset by a decline in construction loans, due to expected payoffs in this portfolio, as well as a decrease in residential mortgages, reflecting our strategy of selling most newly-originated residential mortgages in the secondary market.

The following table summarizes loan balances and composition at December 31, 2016, September 30, 2016 and December 31, 2015:

	At		At		At
(Dollars in thousands)	December 31, 2016		September 30, 2016		December 31, 2015
Commercial & industrial	$2,364,399	53%	$2,325,001	53%	$1,940,204	52%
Commercial real estate	1,156,542	26	1,146,589	26	959,859	25
Construction	221,321	5	207,532	5	244,025	6

Total commercial loans	3,742,262	84	3,679,122	84	3,144,088	83
Residential mortgage	321,790	7	328,049	7	302,221	8
Consumer	452,273	10	440,082	10	361,637	10
Allowance for loan losses	(39,751)	(1)	(39,028)	(1)	(37,089)	(1)

Net Loans	$4,476,574	100%	$4,408,225	100%	$3,770,857	100%

Credit quality

As mentioned earlier in this release, during the quarter, $4.0 million of private banking credit exposure granted under a business development initiative was downgraded to nonperforming status. $3.5 million of this exposure was unsecured, resulting in a $3.5 million charge-off and incremental loan loss provision. These loans were underwritten based upon the borrower’s strong liquid net worth and cash flows at the time of origination in 2014. The recent downgrade resulted from a precipitous change in the financial condition of the borrower. There are no other facilities of this size and structure at WSFS. Further, WSFS’ total portfolio of unsecured loans to individuals totaled only $28.4 million at December 31, 2016, of which no other single loan exceeded $1.0 million in total exposure. Additionally, only $7.1 million of this portfolio is made up of individual loans that exceed $100,000 in total exposure. While this one loan significantly negatively impacted charge-offs and provision this quarter, other credit metrics continued to be stable to improved and remained at favorable low levels.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	6

Total nonperforming assets were $40.8 million at December 31, 2016, a $0.2 million increase from September 30, 2016. The nonperforming assets to total assets ratio remained low at 0.60% at December 31, 2016 and compare to 0.61% at September 30, 2016.

Delinquencies (which includes nonperforming delinquencies) meaningfully improved by $11.9 million from September 30, 2016 to $22.2 million, and were a low 0.50% of gross loans at December 31, 2016.

Net charge-offs for 4Q 2016, were $4.4 million or 0.40% of total net loans on an annualized basis, a decrease from $4.6 million, or 0.44% (annualized) in 3Q 2016, and an increase from $1.1 million, or 0.12% (annualized) during 4Q 2015. Excluding the impact of the one large credit relationship discussed above, net charge-offs for the quarter were $0.9 million, or 0.08% (annualized).

Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) were $5.9 million for 4Q 2016, a decrease from $6.4 million during 3Q 2016 and an increase from $2.5 million during 4Q 2015, with more than half of the 4Q 2016 credit costs resulting from the one aforementioned credit relationship.

The ratio of the allowance for loan losses (“ALLL”) to total gross loans was 0.89% at December 31, 2016, flat when compared to September 30, 2016. Excluding the balances for acquired loans (marked-to-market at acquisition), the ALLL to total gross loans ratio would have been 1.08% at December 31, 2016 and 1.10% at September 30, 2016. The ALLL was 174% of nonaccruing loans at December 31, 2016 compared to 168% at September 30, 2016 and 175% at December 31, 2015.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	7

Total customer funding reflects continued strength in core deposit accounts

Total customer funding was $4.6 billion at December 31, 2016, a $10.6 million increase from September 30, 2016. Customer funding balances at December 31, 2016 were impacted by expected seasonal decreases of $69.7 million in public funding accounts. Excluding the impact of this seasonal item, customer funding increased $80.3 million, or 7% annualized, compared to September 30, 2016.

Customer funding increased $739.8 million, or 19% compared to December 31, 2015. In addition to the $574.8 million (fair market value) of deposits acquired from Penn Liberty, organic customer funding growth was $165.0 million, or 4%, including organic core deposit growth of $216.3 million, or 7% over the prior year, offset by purposeful run-off of higher-cost CD’s.

Core deposits are a robust 87% of total customer deposits, and no- and low-cost checking deposit accounts represent 48% of total customer deposits at December 31, 2016. These core deposits predominantly represent longer-term, less price-sensitive customer relationships, which are very valuable in a rising rate environment. The loan to customer deposit ratio was 97% at December 31, 2016.

The following table summarizes customer funding balances and composition at December 31, 2016 compared to prior periods:

	At		At		At
(Dollars in thousands)	December 31, 2016		September 30, 2016		December 31, 2015
Noninterest demand	$1,266,306	28%	$1,245,127	27%	$958,238	26%
Interest-bearing demand	935,333	20	967,248	21	784,619	20
Savings	547,293	12	538,093	12	439,918	11
Money market	1,257,520	27	1,251,315	27	1,090,050	28

Total core deposits	4,006,452	87	4,001,783	87	3,272,825	85
Customer time deposits	593,184	13	587,217	13	587,013	15

Total customer deposits	$4,599,636	100	$4,589,000	100	$3,859,838	100

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	8

Fee income reflects strong growth over prior year

Core fee income increased by $4.5 million, or 20%, to $27.1 million compared to 4Q 2015. This was the result of growth in both banking and banking-related businesses and included increases in investment management and fiduciary revenue of $2.4 million and credit/debit card and ATM income of $1.2 million.

When compared to 3Q 2016, core fee income (noninterest income) increased $1.3 million, or 5% (not annualized) primarily due to a $2.0 million increase in investment management and fiduciary revenue of which $1.5 million resulted from the recently acquired Powdermill and West Capital businesses. Partially offsetting this increase was a $1.1 million decrease in mortgage banking revenue due to both seasonality and the recent impact of rising interest rates on the mortgage banking market.

For 4Q 2016, fee income is 34.0% of total revenue, a notable increase when compared to 32.2% for 4Q 2015, and is well diversified among various sources, including: traditional banking, mortgage banking, wealth management and ATM services (Cash Connect).

Noninterest expense reflects franchise growth

Core noninterest expense for 4Q 2016 was $46.7 million, an increase of $5.6 million from $41.1 million in 4Q 2015. Contributing to the year-over-year increase was $4.7 million of ongoing operating costs from the addition of the Penn Liberty, Powdermill, and West Capital franchises. The remaining increase reflects higher compensation and related costs due to added staff to support overall growth.

When compared to 3Q 2016, core noninterest expense increased $2.1 million, primarily as a result of ongoing operating costs of $3.2 million for the impact of Penn Liberty, Powdermill, and West Capital. These additional costs were partially offset by seasonal changes in several compensation-related items during the fourth quarter.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	9

Selected Business Segments (included in previous results):

Wealth Management segment fee revenue grew 39% over the prior year

The Wealth Management segment provides a broad array of fiduciary, investment management, credit and deposit products to clients through six businesses. WSFS Wealth Investments provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with approximately $678 million in assets under management (AUM). Cypress’ primary market segment is high net worth individuals, offering a “balanced” investment style focused on preservation of capital and providing for current income. West Capital Management is a registered investment advisor with approximately $739 million in AUM. West Capital is a fee-only wealth management firm which operates under a multi-family office philosophy and provides fully-customized solutions tailored to the unique needs of institutions and high net worth individuals. Christiana Trust, with $14.3 billion in assets under management and administration, provides fiduciary and investment services to personal trust clients; and trustee, agency, bankruptcy, administration, custodial and commercial domicile services to corporate and institutional clients. Powdermill Financial Solutions is a multi-family office that specializes in providing unique, independent solutions to high net worth individuals, families and corporate executives through a coordinated, centralized approach. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with other business units to deliver investment management and fiduciary products and services.

Total Wealth Management revenue (net interest income, fiduciary fees and other fee income) was $11.6 million for 4Q 2016. This represented an increase of $2.4 million, or 26% compared to 4Q 2015 and an increase of $2.3 million, or 25% (not annualized) compared to 3Q 2016. Included in the year-over-year increase, fee revenue increased $2.4 million, or 39%, compared to 4Q 2015. The year-over-year increase reflects continued growth in several Wealth business lines in addition to the combinations with Powdermill, which was completed in August 2016 and with West Capital, which was completed in October 2016.

Total noninterest expense (including intercompany allocations and provision for loan losses and credit costs) was $10.7 million during 4Q 2016 compared to $6.1 million during 4Q 2015 and $6.1 million during 3Q 2016. The year-over-year increase in costs was due primarily to the previously mentioned $3.5 million charge-off and incremental loan loss provision in the Wealth Division’s Private Banking Group, in addition to higher operating costs necessary to support the growth of the Wealth Management business as well as additional ongoing operational costs from the combinations with Powdermill and West Capital.

Pre-tax income in 4Q 2016 was $0.9 million compared to $3.1 million in 4Q 2015 and $3.2 million in 3Q 2016 and was driven by the above mentioned factors.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	10

Cash Connect net revenue increases 7% over same quarter 2015

Cash Connect® is a premier provider of ATM vault cash, smart safe and other cash logistics services in the United States. Cash Connect® services over 20,000 non-bank ATMs and retail smart safes nationwide with over $1.0 billion in total cash managed. Cash Connect® also operates over 440 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

Cash Connect® recorded $7.9 million in net revenue (fee income less funding costs) in 4Q 2016, an increase of $0.4 million, or 6% from 4Q 2015, reflecting significant new organic growth despite the loss of one large customer during 3Q 2016. Net revenue decreased $0.2 million compared to 3Q 2016 due to the aforementioned customer loss partially offset by meaningful additional organic growth. Noninterest expense (including intercompany allocations of expense) was $5.7 million during 4Q 2016, an increase of $0.5 million from 4Q 2015 and a decrease of $0.1 million compared to 3Q 2016. The year-over-year increase in expenses was primarily due to increased investments for several new services and product enhancements to our fee-based managed services and smart safe offerings which continue to both diversify and expand revenue sources. Cash Connect® reported pre-tax income of $2.3 million for 4Q 2016, which was flat when compared to both 4Q 2015 and 3Q 2016 driven by the above mentioned dynamics.

Cash Connect® continues to emphasize its value-add services to offset ongoing vault cash margin pressure, and has a growing smart safe pipeline generated by seven smart safe distribution partners that are actively marketing our program. This has resulted in servicing over 800 safes as of December 31, 2016, up from just over 100 safes at the end of 2015.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	11

Income taxes

The Company recorded a $9.1 million income tax provision in 4Q 2016, compared to $6.8 million in Q3 2016 and an $8.0 million tax provision in 4Q 2015.

The effective tax rate was 33.4% in 4Q 2016, 34.9% in 3Q 2016, and 36.4% in 4Q 2015. The effective tax rate in 4Q 2016 decreased mainly due to the tax benefit related to stock-based compensation activity during this quarter, and additional nondeductible expenses in prior periods from higher corporate development costs associated with acquisition activity.

Capital management

WSFS’ total stockholders’ equity decreased $4.7 million, or 1% (not annualized), to $687.3 million at December 31, 2016 from $692.0 million at September 30, 2016, primarily due to the negative impact of market-value changes on available-for-sale securities investments as a result of rising interest rates in the quarter, as well as payment of common stock dividends and stock buybacks during the quarter. These decreases were mostly offset by quarterly earnings.

WSFS’ tangible common equity(3) decreased by 4% (not annualized) to $496.1 million at December 31, 2016 from $519.3 million at September 30, 2016, primarily the result of intangible assets created in the combination with West Capital during the quarter and the negative impact of market-value changes on available-for-sale securities, partially offset by the net impact of earnings, dividends and stock buybacks..

WSFS’ common equity to assets ratio was 10.16% at December 31, 2016, and its tangible common equity to asset ratio(3) decreased by 50bps during the quarter to 7.55%. At December 31, 2016, book value per share was $21.90, a $0.18, or 1% (not annualized), decrease from September 30, 2016, and tangible common book value per share(3) was $15.80, a $0.77, or 5% (not annualized), decrease from September 30, 2016.

(3)	Tangible common equity, tangible common equity to asset ratio and tangible common book value per share are non-GAAP financial measures. For a reconciliation of these measures to their comparable GAAP measures, see pages 18 and 19 of this press release.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	12

At December 31, 2016, WSFS Bank’s Tier I leverage ratio of 9.66%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 11.19%, and Total Capital ratio of 11.93%, were all substantially in excess of the “well-capitalized” regulatory benchmarks.

In 4Q 2016, WSFS repurchased 40,000 shares of common stock at an average price of $39.00 as part of our 5% buyback program approved by the Board of Directors in 4Q 2015. WSFS has 951,194 shares, or approximately 3% of outstanding shares, remaining to repurchase under this current authorization.

Finally, the Board of Directors approved a quarterly cash dividend of $0.07 per share of common stock. This dividend will be paid on February 24, 2017 to shareholders of record as of February 10, 2017.

Fourth quarter 2016 earnings release conference call

Management will conduct a conference call to review 4Q 2016 results at 1:00 p.m. Eastern Time (ET) on Friday, January 27, 2017. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call until Friday, February 10, 2017, by dialing 1-855-859-2056 and using Conference ID 50691266.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	13

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of December 31, 2016, WSFS Financial Corporation had $6.8 billion in assets on its balance sheet and $15.7 billion in fiduciary assets. WSFS operates from 77 offices located in Delaware (46), Pennsylvania (29), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, West Capital Management, Powdermill Financial Solutions, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company’s investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company’s goodwill or other intangible assets; failure of the financial and operational controls of the Company’s Cash Connect division; conditions in the financial markets that may limit the Company’s access to additional funding to meet its liquidity needs; the success of the Company’s growth plans, including the successful integration of past and future acquisitions; negative perceptions or publicity with respect to the Company’s trust and wealth management business; system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and manmade disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; regulatory limits on the Company’s ability to receive dividends from its subsidiaries and pay dividends to its shareholders; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2015 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	14

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Twelve months ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest income:
Interest and fees on loans	$52,630	$48,546	$45,449	$189,198	$157,220
Interest on mortgage-backed securities	4,096	3,854	3,629	15,754	14,173
Interest and dividends on investment securities	1,212	1,214	1,085	4,872	3,672
Interest on reverse mortgage loans	1,321	1,303	1,336	5,147	5,299
Other interest income	433	420	314	1,607	2,212

	59,692	55,337	51,813	216,578	182,576

Interest expense:
Interest on deposits	2,687	2,412	1,811	9,421	7,165
Interest on Federal Home Loan Bank advances	1,310	1,225	676	4,707	3,008
Interest on trust preferred borrowings	439	415	353	1,622	1,362
Interest on senior debt	2,120	2,119	941	6,356	3,766
Interest on other borrowings	182	145	136	727	475

	6,738	6,316	3,917	22,833	15,776

Net interest income	52,954	49,021	47,896	193,745	166,800
Provision for loan losses	5,124	5,828	1,778	12,986	7,790

Net interest income after provision for loan losses	47,830	43,193	46,118	180,759	159,010

Noninterest income:
Credit/debit card and ATM income	7,969	7,776	6,727	29,899	25,702
Investment management and fiduciary revenue	8,081	6,074	5,711	25,691	21,884
Deposit service charges	4,634	4,482	4,342	17,734	16,684
Mortgage banking activities, net	1,409	2,555	1,352	7,434	5,896
Loan fee income	567	542	497	2,066	1,834
Investment securities gains, net	479	1,040	474	2,369	1,478
Bank-owned life insurance income	222	255	232	919	776
Other income	4,226	4,125	3,702	16,243	14,001

	27,587	26,849	23,037	102,355	88,255

Noninterest expense:
Salaries, benefits and other compensation	24,794	24,804	21,779	95,983	83,908
Occupancy expense	4,086	4,335	3,849	16,646	15,121
Equipment expense	2,726	2,653	2,348	10,368	8,448
Professional fees	2,251	1,554	2,473	9,142	7,737
Data processing and operations expense	1,711	1,500	1,498	6,275	5,949
Marketing expense	843	712	792	3,020	3,002
FDIC expenses	526	469	711	2,606	2,853
Early extinguishment of debt costs	—	—	651	—	651
Corporate development expense	1,526	5,885	5,473	8,529	7,620
Loan workout and OREO expense	622	511	613	1,681	1,108
Other operating expenses	9,152	8,074	7,000	31,710	27,062

	48,237	50,497	47,187	185,960	163,459

Income before taxes	27,180	19,545	21,968	97,154	83,806
Income tax provision	9,070	6,823	7,984	33,074	30,273

Net income	$18,110	$12,722	$13,984	$64,080	$53,533

Diluted earnings per share of common stock (p):
Net income allocable to common stockholders	$0.56	$0.41	$0.46	$2.06	$1.85

Weighted average shares of common stock outstanding for fully diluted EPS	32,280,897	31,317,312	30,234,365	31,085,693	28,943,017

Performance Ratios:
Return on average assets (a)	1.08%	0.82%	1.03%	1.06%	1.05%
Return on average equity (a)	10.37	7.66	9.71	10.03	10.24
Return on tangible common equity (a) (n)	14.82	9.69	11.84	12.85	12.06
Net interest margin (a)(b)	3.90	3.84	4.14	3.88	3.87
Efficiency ratio (c)	59.36	65.91	65.86	62.18	63.52
Noninterest income as a percentage of total net revenue (b)	33.95	35.04	32.15	34.22	34.29

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	15

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

	December 31,	September 30,	December 31,
	2016	2016	2015
Assets:
Cash and due from banks	$119,929	$119,159	$83,065
Cash in non-owned ATMs	698,454	694,022	477,924
Investment securities (d)	199,979	200,642	196,776
Other investments	41,788	37,003	30,709
Mortgage-backed securities (d)	758,910	742,073	690,115
Net loans (e)(f)(l)	4,476,574	4,408,225	3,770,857
Reverse mortgage loans	22,583	23,120	24,284
Bank owned life insurance	101,425	101,185	90,208
Goodwill and intangibles	191,247	172,709	95,295
Other assets	154,381	129,455	125,404

Total assets	$6,765,270	$6,627,593	$5,584,637

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$1,266,306	$1,245,127	$958,238
Interest-bearing deposits	3,333,330	3,343,873	2,901,598

Total customer deposits	4,599,636	4,589,000	3,859,836
Brokered deposits	138,802	144,639	156,730

Total deposits	4,738,438	4,733,639	4,016,566

Federal Home Loan Bank advances	854,236	817,167	669,514
Other borrowings	413,211	327,540	263,372
Other liabilities	72,049	57,237	54,714

Total liabilities	6,077,934	5,935,583	5,004,166

Stockholders’ equity	687,336	692,010	580,471

Total liabilities and stockholders’ equity	$6,765,270	$6,627,593	$5,584,637

Capital Ratios:
Equity to asset ratio	10.16%	10.44%	10.39%
Tangible common equity to asset ratio (n)	7.55	8.05	8.84
Common equity Tier 1 capital (g) (required: 4.5%; well capitalized: 6.5%)	11.19	11.14	12.31
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	9.66	10.05	10.88
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%)	11.19	11.14	12.31
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	11.93	11.88	13.11
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$22,876	$23,172	$21,165
Troubled debt restructuring (accruing)	14,336	14,182	13,647
Assets acquired through foreclosure	3,591	3,232	5,080

Total nonperforming assets	$40,803	$40,586	$39,892

Past due loans (h)	$438	$271	$18,032

Allowance for loan losses	$39,751	$39,028	$37,089

Ratio of nonperforming assets to total assets	0.60%	0.61%	0.71%
Ratio of nonperforming assets (excluding accruing TDRs)	0.39	0.40	0.47
Ratio of allowance for loan losses to total gross loans (i)	0.89	0.89	0.98
Ratio of allowance for loan losses to nonaccruing loans	174	168	175
Ratio of quarterly net charge-offs to average gross loans (a)(e)	0.40	0.44	0.12
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.25	0.20	0.29

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,354,359	$17,004	4.99%	$1,264,882	$15,470	4.87%	$1,193,235	$16,532	5.54%
Residential real estate loans (l)	322,094	3,833	4.76	299,480	3,541	4.73	294,255	3,205	4.36
Commercial loans	2,329,308	26,805	4.61	2,187,214	25,050	4.59	1,886,691	21,736	4.65
Consumer loans	448,709	4,988	4.42	414,653	4,485	4.30	359,708	3,976	4.39

Total loans (l)	4,454,470	52,630	4.72	4,166,229	48,546	4.65	3,733,889	45,449	4.89
Mortgage-backed securities (d)	763,379	4,096	2.15	736,100	3,854	2.09	694,803	3,629	2.09
Investment securities (d)	200,517	1,212	3.49	201,264	1,214	3.54	183,161	1,085	3.49
Reverse mortgage loans	22,556	1,321	23.43	24,953	1,303	20.89	25,266	1,336	21.15
Other interest-earning assets	36,418	433	4.76	35,033	420	4.80	25,351	314	4.90

Total interest-earning assets	5,477,340	59,692	4.39	5,163,579	55,337	4.32	4,662,470	51,813	4.47

Allowance for loan losses	(39,720)			(39,053)			(36,516)
Cash and due from banks	127,583			122,561			101,860
Cash in non-owned ATMs	653,662			600,821			415,311
Bank owned life insurance	101,733			100,989			88,926
Other noninterest-earning assets	324,679			241,370			199,350

Total assets	$6,645,277			$6,190,267			$5,431,401

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$925,853	$331	0.14%	$855,052	$295	0.14%	$741,602	$195	0.10%
Money market	1,273,868	968	0.30	1,162,986	850	0.29	1,110,235	712	0.25
Savings	548,669	220	0.16	494,482	180	0.14	434,973	130	0.12
Customer time deposits	577,834	934	0.64	567,600	874	0.61	555,108	600	0.43

Total interest-bearing customer deposits	3,326,224	2,453	0.29	3,080,120	2,199	0.28	2,841,918	1,637	0.23
Brokered deposits	148,127	234	0.63	142,133	213	0.60	187,878	174	0.37

Total interest-bearing deposits	3,474,351	2,687	0.31	3,222,253	2,412	0.30	3,029,796	1,811	0.24
FHLB of Pittsburgh advances	786,171	1,310	0.66	768,305	1,225	0.63	543,562	676	0.50
Trust preferred borrowings	67,011	439	2.61	67,011	415	2.46	67,011	353	2.09
Senior Debt	151,966	2,120	5.58	151,875	2,119	5.58	53,676	941	7.01
Other borrowed funds	133,037	182	0.54	114,312	145	0.50	143,929	136	0.38

Total interest-bearing liabilities	4,612,536	6,738	0.58	4,323,756	6,316	0.58	3,837,974	3,917	0.40

Noninterest-bearing demand deposits	1,271,373			1,151,240			967,436
Other noninterest-bearing liabilities	66,580			54,686			49,980
Stockholders’ equity	694,788			660,585			576,011

Total liabilities and stockholders’ equity	$6,645,277			$6,190,267			$5,431,401

Excess of interest-earning assets over interest-bearing liabilities	$864,804			$839,823			$824,496

Net interest and dividend income		$52,954			$49,021			$47,896

Interest rate spread
			3.81%			3.74%			4.07%

Net interest margin(o)
			3.90%			3.84%			4.14%

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	17

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Stock Information (p):	2016	2016	2015	2016	2015
Market price of common stock:
High	$47.64	$39.31	$35.42	$47.64	$35.42
Low	31.90	31.47	27.51	26.40	23.59
Close	46.35	36.49	32.36	46.35	32.36
Book value per share of common stock	21.90	22.08	19.50
Tangible common book value per share of common stock (n)	15.80	16.57	16.30
Number of shares of common stock outstanding (000s)	31,390	31,334	29,763
Other Financial Data:
One-year repricing gap to total assets (k)	(4.14)%	(2.34)%	1.80%
Weighted average duration of the MBS portfolio	5.4 years	4.2 years	4.7 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$(8,194)	$11,084	$(1,887)
Number of Associates (FTEs) (m)	1,116	1,082	947
Number of offices (branches, LPO’s, operations centers, etc.)	77	76	63
Number of WSFS owned ATMs	446	447	467

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Net of unearned income.
(f)	Net of allowance for loan losses.
(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(i)	Excludes loans held-for-sale.
(j)	Nonperforming loans are included in average balance computations.
(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)	Includes loans held-for-sale.
(m)	Includes seasonal Associates, when applicable.
(n)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these non-GAAP measures see pages 18 and 19 of this press release.
(o)	Beginning in 2015, the annualization method used to calculate net interest margin was changed to actual/actual from 30/360. All periods net interest margin calculations were updated to reflect this change.
(p)	All stock information has been adjusted for the 3 for 1 stock dividend completed on May 18, 2015.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	18

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Non-GAAP Reconciliation (n):	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Net interest Income (GAAP)	$52,954	$49,021	$47,896	$193,745	$166,800
Less: FHLB Special Dividend	—	—	—	—	(808)

Core net interest income (non-GAAP)	52,954	49,021	47,896	193,745	165,992

Noninterest Income (GAAP)	27,587	26,849	23,037	102,355	88,255
Less: Securities gains	(479)	(1,040)	(474)	(2,369)	(1,478)

Core fee income (non-GAAP)	27,108	25,809	22,563	99,986	86,777

Core net revenue (non-GAAP)	$80,062	$74,830	$70,459	$293,731	$252,769

Core net revenue (non-GAAP)(tax-equivalent)	$80,783	$75,573	$71,261	$296,701	$255,067

Noninterest expense (GAAP)	$48,237	$50,497	$47,187	$185,960	$163,459
Less: Corporate Development Costs	(1,526)	(5,885)	(5,473)	(8,529)	(7,620)
Debt extinguishment costs	—	—	(651)	—	(651)

Core noninterest expense (non-GAAP)	$46,711	$44,612	$41,063	$177,431	$155,188

Core efficiency ratio (c)	57.8%	59.0%	57.6%	59.8%	60.8%

	End of period
	December 31,	September 30,	December 31,
	2016	2016	2015
Total assets	$6,765,270	$6,627,593	$5,585,962
Less: Goodwill and other intangible assets	(191,247)	(172,709)	(95,295)

Total tangible assets	$6,574,023	$6,454,884	$5,490,667

Total Stockholders’ equity	$687,336	$692,010	$580,471
Less: Goodwill and other intangible assets	(191,247)	(172,709)	(95,295)

Total tangible common equity (non-GAAP)	$496,089	$519,301	$485,176

Calculation of tangible common book value per share:
Book Value per share (GAAP)	$21.90	$22.08	$19.50
Tangible common book value per share (non-GAAP)	15.80	16.57	16.30

Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	10.16%	10.44%	10.39%
Tangible common equity to asset ratio (non-GAAP)	7.55	8.05	8.84

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	19

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
GAAP net income	$18,110	$12,722	$13,984	$64,080	$53,533
Pre-tax Adjustments: Sec. gains, corp. dev. costs, & FHLB dividend	1,047	4,845	5,650	6,160	6,222
Tax Impact of Adjustments	(286)	(1,551)	(1,815)	(1,860)	(1,815)

Non-GAAP net income	$18,871	$16,016	$17,819	$68,380	$57,940

Return on Average Assets (ROA)	1.08%	0.82%	1.03%	1.06%	1.05%
Pre-tax Adjustments: Sec. gains, corp. dev. costs, & FHLB dividend	0.06	0.31	0.41	0.10	0.12
Tax Impact of Adjustments	(0.02)	(0.10)	(0.13)	(0.03)	(0.03)

Non-GAAP ROA	1.12%	1.03%	1.31%	1.13%	1.14%

GAAP EPS	$0.56	$0.41	$0.46	$2.06	$1.85
Pre-tax Adjustments: Sec. gains, corp. dev. costs, & FHLB dividend	0.03	0.15	0.19	0.19	0.21
Tax Impact of Adjustments	(0.01)	(0.05)	(0.06)	(0.06)	(0.06)

Core EPS (non-GAAP)	$0.58	$0.51	$0.59	$2.19	$2.00

Calculation of return on tangible common equity:
GAAP net income	$18,110	$12,722	$13,984	$64,080	$53,533
Add: Tax effected amortization of intangible assets	808	158	587	1,621	1,847

Net tangible Income (non-GAAP)	$18,918	$12,880	$14,571	$65,701	$55,380

Average shareholders’ equity	$694,788	$660,585	$576,011	$638,624	$522,925
Less: average goodwill and intangible assets	(186,890)	(131,569)	(83,860)	(127,168)	(63,887)

Net average tangible equity	$507,898	$529,016	$492,151	$511,456	$459,038

Return on tangible equity (non-GAAP)	14.82%	9.69%	11.84%	12.85%	12.06%